Phone (406) 294-9765
Fax   (406) 294-9764

AMERICAN EAGLE ENERGY INC.

February 21, 2011

Eternal Energy Corp.
2549 West Main Street, Suite 202
Littleton, Colorado 80120
Attention:  Paul E. Rumler, Esq.

Dear Mr. Rumler:

This letter of intent confirms our understanding regarding a proposed transaction involving Eternal Energy Corp., a Nevada corporation (“EERG”), and American Eagle Energy Inc., a Nevada corporation (“AMZG”).  The following sets forth the basic terms of the proposed transaction:

1.    Structure of the Transaction.  The transaction will be structured as follows (collectively, the “Merger”):  (a) a wholly-owned shell subsidiary of EERG, formed solely for purposes of the proposed transaction, will merge with and into AMZG, with AMZG surviving such merger as a wholly-owned subsidiary of EERG and (b) AMZG will then merge with and into EERG, with EERG surviving such merger (the “Surviving Corporation”).  In connection with the Merger, EERG will change its name to “American Eagle Energy Corp.”  The Merger will be structured as a tax-free reorganization.

2.    Merger Consideration; Post-Merger Ownership; Reverse Stock Split.

(a)      In the merger described in clause (a) of paragraph 1 above, (i) each issued and outstanding share of common stock of AMZG will be converted into the right to receive such number of shares of common stock of EERG to effect the ownership percentages described in clause (b) below of this paragraph 2 (the “Exchange Ratio”) and (ii) each outstanding and unexercised option to acquire shares of common stock of AMZG will be converted into the right to receive an option to acquire such number of shares of common stock of EERG and at such exercise price, in each case in proportion to the Exchange Ratio.  No fractional shares will be issued in the Merger and any stockholder of AMZG otherwise entitled to a fractional share will receive a number of shares rounded up to the next whole number.

(b)      Upon consummation of the Merger and assuming consummation of the Debenture Conversion and the Equity Infusion (as such terms are defined in paragraph 10 below), current stockholders of EERG will own 20% of the Surviving Corporation (without giving effect to outstanding stock options) and current stockholders of AMZG will own 80% of the Surviving Corporation (without giving effect to outstanding stock options).  The valuation supporting the Exchange Ratio that would result in these ownership percentages is subject to EERG’s receipt of a satisfactory fairness opinion regarding the Merger and EERG’s and AMZG’s satisfactory completion of due diligence.

27 North 27th Street, Suite 21G,
Billings, MT 59101

Phone (406) 294-9765
Fax   (406) 294-9764

(c)      Concurrently with, or immediately following, consummation of the Merger, the then-outstanding shares of common stock and outstanding stock options of the Surviving Corporation will be subject to a reverse stock split in a ratio that is currently anticipated to be 1-for-6.5 (the “Reverse Stock Split”).  Such ratio may be subject to change depending on a variety of factors, including market conditions.  The Surviving Corporation will have the discretion to issue such number of additional shares of common stock of the Surviving Corporation to those stockholders of either or both of AMZG or EERG, who, immediately prior to the consummation of the Merger, were “round lot holders” (holders of 100 or more shares) of AMZG or EERG, respectively, and who, solely as a result and upon consummation of the Merger and Reverse Stock Split, would then own less than 100 shares of common stock of the Surviving Corporation, so that such stockholders would own 100 shares of common stock of the Surviving Corporation.

3.    Establishment of Option Pool.  Following consummation of the Merger, the Surviving Corporation will establish an option pool, which will include options granted by each of EERG and AMZG that are exercisable as of the consummation of the Merger.  The option pool (once fully allocated to such EERG and AMZG option holders and to employees, consultants, and/or independent directors of the Surviving Corporation) will represent not less than approximately 10% and not more than approximately 15% of the Surviving Corporation’s issued and outstanding common stock (measured as of consummation of the Merger) and issuances of shares upon the exercise of such then-existing options, as well as options granted thereafter from the option pool will proportionately dilute all of the Surviving Corporation’s stockholders.

4.    Registration Statements and Blue Sky Filings.

(a)      The shares of common stock of EERG to be issued to the stockholders of AMZG as part of the Merger will be issued pursuant to a registration statement (the “1933 Act Registration Statement”), on such form as EERG’s counsel determines to be necessary under the applicable rules and regulations promulgated under the Securities Act of 1933, as amended and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be filed by EERG with the Securities and Exchange Commission (“SEC”) as promptly as reasonably practical after execution and delivery of the Definitive Agreement (as defined below).

(b)      EERG will make such filings and secure such approvals as may be required by any applicable state securities or “blue sky” laws in connection with the transactions contemplated hereby.

27 North 27th Street, Suite 21G,
Billings, MT 59101

Phone (406) 294-9765
Fax   (406) 294-9764

(c)      The Surviving Corporation will cause a separate registration statement on Form 8-A under the Exchange Act to be prepared and filed with the SEC and a listing application and such other documents to be prepared and filed with the NYSE Amex as may be required to effect EERG’s and AMZG’s intention that the class of common stock of the Surviving Corporation be registered under Section 12(b) of the Exchange Act and listed on the NYSE Amex.

5.    Board Composition of Surviving Corporation.  The Surviving Corporation initially will have a five-person board of directors, composed of John Anderson, Sean Mitchell and Paul Rumler, as independent directors, and Richard Findley (Chairman) and Brad Colby, as non-independent directors.

6.    Executive Officers of Surviving Corporation.  The initial executive officers of the Surviving Corporation will include, among others, Brad Colby as the Chief Executive Officer and President, Tom Lantz as the Chief Operating Officer, and Paul Rumler as Secretary.  Further, an individual reasonably acceptable to the current directors of both EERG and AMZG shall be employed as the Chief Financial Officer of the Surviving Corporation and EERG shall use commercially reasonable efforts to commence the employment of such person as its Chief Financial Officer prior to the declaration of effectiveness of the 1933 Act Registration Statement.  A mutually acceptable employment agreement will be negotiated with the new executive officer of the Surviving Corporation, Mr. Lantz; a mutually acceptable consulting or employment agreement, as appropriate, will be negotiated with the new employee of, or consultant to, the Surviving Corporation, Mr. Findley; and the current employment agreement between Mr. Colby and the Surviving Corporation will be amended, if required, such that each of such persons will devote his full business time and efforts to the Surviving Corporation and present all oil and gas business opportunities to the Surviving Corporation.

7.    Definitive Agreement.  As promptly as reasonably practical after EERG’s acceptance of this letter, EERG’s counsel will commence preparation of an initial draft of the definitive agreement reflecting the transactions contemplated hereby (the “Definitive Agreement”), and the parties will negotiate the Definitive Agreement in good faith.  The Definitive Agreement will contain such representations, warranties, covenants, conditions and other provisions as are customary for transactions of this nature and otherwise as may be required to give effect to the terms set forth herein.

8.    Board Approvals.  The execution and delivery of the Definitive Agreement shall be subject to the approval of the Board of Directors of each of EERG and AMZG.

9.    Due Diligence.  Execution of the Definitive Agreement will be subject to each party’s satisfaction with the results of its due diligence review of the other party.  Upon execution of this letter, each party agrees to permit the other and its employees, attorneys, accountants, investment bankers and other agents to have full access, during normal business hours, to the books and records of the other and to the other’s premises, employees, customers and suppliers (each party will work closely with the other’s senior management to avoid disruption of these relationships) for the purpose of investigating the business and financial affairs and prospects of each other.

27 North 27th Street, Suite 21G,
Billings, MT 59101

Phone (406) 294-9765
Fax   (406) 294-9764

10.  Closing Conditions.  Any transaction of the type contemplated hereby will be subject to the satisfaction of certain conditions, including the following:

(a)      the negotiation and execution of a mutually satisfactory Definitive Agreement and the satisfaction of the conditions set forth therein;

(b)      the receipt by the Special Committee of the Board of Directors of EERG of a fairness opinion regarding the Merger satisfactory to such committee;

(c)      the conversion of the 8% Convertible Debenture issued by AMZG, in the initial principal amount of $1 million, to shares of common stock of AMZG at a conversion price currently expected to be $0.60 per share (the “Debenture Conversion”);

(d)      the private placement sale and issuance by AMZG of approximately 5,833,333 shares of its common stock at $0.60 per share (resulting in $3.5 million in gross proceeds, including the approximate $670,000 that has been received as of the date of this letter) on the terms set forth in the irrevocable commitment received by AMZG from accredited investors on December 1, 2010 to purchase such number of shares at such purchase price (the “Equity Infusion”);

(e)      the receipt of any necessary approvals of the stockholders of AMZG and the respective Boards of Directors of EERG and AMZG;

(f)      the receipt of all necessary third-party and governmental or regulatory consents and approvals;

(g)      no more than five percent of the outstanding shares of AMZG shall be subject to dissenters’ or appraisal rights, if any, exercised by its stockholders in connection with the Merger;

(h)      the 1933 Act Registration Statement being declared effective by the SEC; and

(i)      AMZG, subject to the 1933 Act Registration Statement being declared effective by the SEC, will have transmitted, or caused to be transmitted, to its stockholders a proxy statement or other document containing in all substantial respects the information required to be contained in a Schedule 14A or Schedule 14C proxy statement promulgated under the Exchange Act; however, inasmuch as AMZG is not subject to Section 14 of the Exchange Act, such proxy statement or other document shall not be filed with the SEC, but may be furnished by AMZG in accordance with the requirements of Section 15(d) of the Exchange Act.

27 North 27th Street, Suite 21G,
Billings, MT 59101

Phone (406) 294-9765
Fax   (406) 294-9764

11.  Exclusive Negotiations.  For a period of 30 days commencing with the date of EERG’s acceptance of this letter, each of EERG and AMZG agrees that, except as provided herein, neither it nor any of its subsidiaries will directly or indirectly solicit, entertain, negotiate with, or otherwise pursue an Acquisition Proposal.  Notwithstanding the foregoing, nothing in this letter shall restrict or prohibit (a) any disclosure by EERG or AMZG that is required in any document to be filed with the SEC, (b) any disclosure that is otherwise required by applicable law, or (c) the participation in discussions and negotiations regarding, and furnishing to any other third party any information with respect to, an Acquisition Proposal if the failure to take such actions would be inconsistent with the fiduciary duties of EERG’s or AMZG’s respective Board of Directors.  For purposes of this letter, an “Acquisition Proposal” means any proposal or offer with respect to (i) a merger, consolidation, business combination or similar transaction or (ii) any other acquisition, in the case of clause (i) or (ii) involving 50% or more of the total voting power of EERG or AMZG, as the case may be, or 50% or more of the consolidated totals assets of EERG or AMZG, as the case may be.

12.  No-Shop.  The Definitive Agreement will contain a “no shop” provision with a “fiduciary out.”

13.  Mutual Standstill.  For a period of six months from the date hereof, without the prior written consent of EERG’s or AMZG’s Board of Directors, as the case may be, which consent may be withheld, delayed or denied in the sole and absolute discretion of such Board, neither EERG nor AMZG will directly or indirectly (nor will any of them assist or encourage directly or indirectly others to):  (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership of any voting securities or rights to acquire any voting securities of the other, or any of the assets or businesses of the other or any subsidiary or division thereof or any bank debt, claims or other obligations of the other or any rights to acquire such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of the other or to obtain representation on the other’s Board of Directors, or solicit, or participate in the solicitation of, any proxies of the other’s shareholders, or make any public announcement with respect to any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other or its securities or assets; or (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in the Exchange Act) in connection with any of the foregoing.  Each party will promptly advise the other of any inquiry or proposal made to it with respect to any of the foregoing.  Notwithstanding the foregoing, (i) neither party’s Board of Directors shall withhold its consent if to do so would be inconsistent with its fiduciary duties; (ii) either party shall be permitted to commence a non-coercive tender offer for the other’s common stock at a price higher than that contemplated by any other then-existing merger agreement to which the other is a party; (iii) either party may comment on any merger negotiation process or other matter relating to or involving the merger or takeover of the other in order to correct material misstatements or omissions by the other or its advisors; and (iv) either party may continue the current oil and gas operating activities conducted with the other party and as may be reasonably contemplated in the ordinary course of business relating to such activities.  If either party enters into a standstill with a third party that is more favorable than the foregoing, such party will amend its standstill with the other party accordingly.

27 North 27th Street, Suite 21G,
Billings, MT 59101

Phone (406) 294-9765
Fax   (406) 294-9764

14.  Mutual Non-Solicit.  During the period of one year following the date hereof, without the prior written consent of EERG or AMZG, as relevant (which consent may be withheld, delayed or denied in the sole and absolute discretion of the relevant party), neither EERG nor AMZG will hire, or solicit for hire or employment, directly or indirectly, any officer or employee of the other or any person who, at the time of the solicitation or proposed hire, had been an officer or employee of the other within the previous six months excluding current oil and gas operating activities that the parties are conducting with one another or as may be reasonably anticipated in the ordinary course of business relating to such activities.  For the purposes of this clause, “solicitation” shall not include solicitation of any officer or employee who is solicited by advertising in a newspaper or periodical of general circulation or who on his or her own initiative seeks employment with EERG or AMZG, as the case may be.

15.  Public Announcements.  EERG and AMZG will agree to the form of a joint press release announcing this letter, the material contents hereof, and the proposed Merger.  The parties otherwise will not, without the other’s prior written consent, issue any press release or other public announcement relating to the terms and conditions set forth in (or the existence of) this letter, except for such disclosure to the public or to governmental agencies as their respective counsel shall deem reasonably necessary to comply with applicable laws, rules or regulations, including any rules or regulations of any stock exchange or national securities quotation system.  Notwithstanding the foregoing, if either party is so required to issue a public announcement, it will inform the other party thereof and make reasonable efforts to provide for review by the other party a copy of the proposed release a reasonable time prior to publication.

16.  Confidentiality.  Except as provided in paragraph 15 above, each party, for itself and its respective employees and agents, agrees to keep confidential (i) the existence and terms of this letter and (ii) all confidential information provided by or through a party to the other.  Confidential information includes all business and financial information of a party, whether disclosed prior to or after execution of this letter, including financial statements, tax returns, business and marketing plans and customer and supplier data.  Despite the foregoing, “confidential information” does not include publicly available information, information obtained from a third party source not under an agreement or obligation to maintain the confidentiality of such information and information independently developed by a party without the use of any otherwise confidential information.  The parties agree that any breach or threatened breach of the provisions of this paragraph 16 may be enjoined by a court of competent jurisdiction and damages may be in order.  The parties agree that the state and federal courts located in Denver, Colorado shall have personal and subject matter jurisdiction as to any such injunctive action.

17.  Pre-Execution Expenses.  All costs and expenses incurred prior to execution of the Definitive Agreement will be borne by the party incurring them.

27 North 27th Street, Suite 21G,
Billings, MT 59101

Phone (406) 294-9765
Fax   (406) 294-9764

18.  Post-Execution Expenses.  All costs and expenses incurred after execution of the Definitive Agreement will be borne by the party incurring them.

19.  Timing.  The parties will exercise commercially reasonable good faith efforts to prepare, negotiate and execute the Definitive Agreement within 30 days of the date of EERG’s acceptance of this letter and to consummate the transactions contemplated by the Merger prior to or on May 15, 2011.

20.  Miscellaneous.  Except for paragraphs 11, 13, 14, 15, 16 and 17 hereof and this paragraph 20, this letter is not intended to be a binding agreement between the parties hereto and is only intended to be an expression of mutual understandings until the Definitive Agreement, if any, is executed and delivered.  Notwithstanding the foregoing, paragraphs 11, 13, 14, 15, 16 and 17 hereof and this paragraph 20 will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns and the parties reiterate their intention to work together in good faith to try to consummate a mutually satisfactory transaction.  Further, this letter of intent, while setting forth the intentions of the parties, does not necessarily reflect all of the material terms that might be included in the Definitive Agreement, which the parties expect to execute and deliver on or before March 17, 2011, if at all.

If the foregoing conforms to your understanding, please sign, date and fax or scan a copy of this letter to my attention at 406-248-1012 or prospector@180com.net.

Sincerely,

AMERICAN EAGLE ENERGY INC.

By:	/s/ Richard Findley
Richard Findley, President

ACCEPTED:

ETERNAL ENERGY CORP.

By:	/s/ Paul E. Rumler
Paul E. Rumler, Esq., Board Member
and Sole Member of the Special Committee
of the Board of Directors of Eternal Energy Corp.

27 North 27th Street, Suite 21G,
Billings, MT 59101